FOR IMMEDIATE RELEASE

Nastech Announces Promotion of Gordon Brandt, M.D. to President

BOTHELL, Wash., December 20, 2007 — Nastech Pharmaceutical Company Inc. (Nasdaq: NSTK) announced today that it has promoted Gordon Brandt, M.D. to President of Nastech. Dr. Brandt previously held the title of Executive Vice President, Clinical Research and Medical Affairs. Dr. Steven Quay will remain the Company’s Chairman and Chief Executive Officer.

“We are pleased to promote Gordon to the position of President of Nastech as he has been instrumental in progressing our technologies and programs over the past five years and in his new role he will have increased responsibilities in our business relationships and operations. Gordon has been the architect in designing and conducting multiple development programs which will yield Phase 2 results in 2008,” stated Steven C. Quay, M.D., Ph.D., Chairman and CEO of Nastech. “This move will position Gordon for more active leadership in Nastech and allows me to increase my efforts on establishing MDRNA as an independent company concentrating on the development of RNA-based therapeutics, which we believe will eventually provide greater focus for both companies and enhance shareholder value.”

“Nastech has developed a strong clinical pipeline of innovative therapeutics using our proprietary drug delivery technologies which are aimed at providing patients with a safe and effective method of administering their medications without an injection,” stated Gordon Brandt, M.D., President of Nastech. “I look forward to advancing our business imperatives and clinical programs in the therapeutic areas we have targeted including osteoporosis, diabetes, and obesity.”

Dr. Brandt joined Nastech in November, 2002 serving as the Executive Vice President, Clinical Research and Medical Affairs overseeing the drug development process including formulation, analytical chemistry, process development, preclinical, clinical, regulatory affairs and statistics. From 1997 to 2002, Dr. Brandt worked at Sonus Pharmaceuticals, Inc., a developer of oncology drugs, where he held the positions of Vice President, Clinical and Regulatory Affairs and Director of Medical Affairs. Dr. Brandt graduated from Yale University with a B.S. degree in engineering science, received an M.D. from the University of California, San Francisco, and completed his residency training in internal medicine at Kaiser Hospital in San Francisco. Dr. Brandt has been working in the medical device, biologic, and drug fields for over 25 years, and holds five U.S. patents.

About Nastech

Nastech is a biopharmaceutical company developing innovative products based on proprietary molecular biology-based drug delivery technologies. Nastech and our collaboration partners are developing products for multiple therapeutic areas including osteoporosis, obesity, diabetes, autism, respiratory diseases and inflammatory conditions. Additional information about Nastech is available at http://www.nastech.com.

Nastech Forward Looking Statements

Statements made in this press release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Nastech to obtain additional funding; (ii) the ability of Nastech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) Nastech’s and/or a partner’s ability to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) Nastech’s and/or a partner’s ability to obtain required governmental approvals; and (v) Nastech’s and/or a partner’s ability to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Nastech’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Nastech assumes no obligation to update and supplement forward-looking statements because of subsequent events.

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Contacts:

Nastech
Ed Bell
Director, Investor Relations
(425) 908-3639
ir@nastech.com

Russo Partners, LLC
David Schull (Media)
(212) 845-4271